Exhibit 99.1

Cohu Announces Termination of Rights Agreement

POWAY, Calif., April 6, 2015 - Cohu, Inc. (NASDAQ: COHU), today announced that its Board of Directors approved an amendment to accelerate the expiration date of the Company’s rights agreement from November 9, 2016 to April 6, 2015, effectively terminating the Company’s stockholders rights plan as of this date. Stockholders are not required to take any action as a result of this expiration.

Luis A. Müller, President and Chief Executive Officer of Cohu commented, “Our Board of Directors conducted a review of our corporate governance practices, including our rights plan, and determined that it was in the best interest of Cohu and its stockholders to terminate the plan.” Müller continued, “In reaching its decision, the Board took into consideration feedback received as part of our ongoing stockholder outreach and engagement process.”

About Cohu:

Cohu is a leading supplier of semiconductor test and inspection handlers, micro-electro mechanical system (MEMS) test modules, test contactors and thermal sub-systems used by global semiconductor manufacturers and test subcontractors as well as a supplier of mobile microwave communications equipment.

For press releases and other information of interest to investors, please visit Cohu’s website at www.cohu.com. Contact: Jeffrey D. Jones - Investor Relations (858) 848-8106.